Filed pursuant to Rule 433
File No. 333-188300
 November 14, 2013
Thomson Reuters Corporation
Final Pricing Term Sheet – 1.30% Notes due 2017

Issuer:	Thomson Reuters Corporation

CUSIP/ISIN:	884903BN4/US884903BN49

Security Type:	SEC Registered

Principal Amount:	$550,000,000

Maturity Date:	February 23, 2017

Coupon:	1.30%

Public Offering Price:	99.528%

Yield to Maturity:	1.449%

Spread:	+90 basis points

Benchmark Treasury:	UST 0.625% due October 15, 2016

Treasury Yield/Price:	0.549%/100-07

Trade Date:	November 14, 2013

Settlement Date:	November 21, 2013 (T+5)

Interest Payment Dates:	February 23 & August 23, commencing February 23, 2014

Optional Redemption:
Until their maturity the notes will be redeemable in whole or in part at any time, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 15 basis points, together with accrued interest thereon to the redemption date.  Interest will be calculated on the basis of a 360-day year consisting of 12 30-day months.

Joint Bookrunning Managers:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC RBS Securities Inc.

Co-Managers:	BMO Capital Markets Corp. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. RBC Capital Markets, LLC Standard Chartered Bank TD Securities (USA) LLC Wells Fargo Securities, LLC

This communication is intended for the sole use of the person to whom it is provided by us.

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet.  Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of the notes who wish to trade the notes on the date hereof or the following business day should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting:  Barclays Capital Inc. (phone: +1 888.603.5847; c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717); Goldman, Sachs & Co. (Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com); J.P.Morgan Securities LLC (phone: +1 212.834.4533; 383 Madison Avenue, New York, NY 10179); or Merrill Lynch, Pierce, Fenner & Smith Incorporated (phone: 800-294-1322, email: dg.prospectus_requests@baml.com, 222 Broadway, 11th Floor, New York, New York 10038, Attn: Prospectus Department).

Thomson Reuters Corporation
Final Pricing Term Sheet – 4.30% Notes due 2023
Issuer:	Thomson Reuters Corporation

CUSIP/ISIN:	884903BQ7/US884903BQ79

Security Type:	SEC Registered

Principal Amount:	$600,000,000

Maturity Date:	November 23, 2023

Coupon:	4.30%

Public Offering Price:	99.381%

Yield to Maturity:	4.377%

Spread:	+170 basis points

Benchmark Treasury:	UST 2.500% due August 15, 2023

Treasury Yield/Price:	2.677/98-15+

Trade Date:	November 14, 2013

Settlement Date:	November 21, 2013 (T+5)

Interest Payment Dates:	May 23 & November 23, commencing May 23, 2014

Optional Redemption:
Prior to August 23, 2023 (three months prior to the maturity date) the ten-year notes will be redeemable in whole or in part at any time, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 26 basis points, together with accrued interest thereon to the redemption date.  Interest will be calculated on the basis of a 360-day year consisting of 12 30-day months.

In addition, on or after August 23, 2023 (three months prior to the maturity date), the ten-year notes will be redeemable in whole or in part, at the Company’s option, at a Redemption Price equal to 100% of the principal amount of such Notes, together with the accrued interest thereon to the redemption date.

Joint Bookrunning Managers:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC RBS Securities Inc.

Co-Managers:	BMO Capital Markets Corp. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. RBC Capital Markets, LLC Standard Chartered Bank TD Securities (USA) LLC Wells Fargo Securities, LLC

This communication is intended for the sole use of the person to whom it is provided by us.

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet.  Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of the notes who wish to trade the notes on the date hereof or the following business day should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting:  Barclays Capital Inc. (phone: +1 888.603.5847; c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717); Goldman, Sachs & Co. (Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com); J.P.Morgan Securities LLC (phone: +1 212.834.4533; 383 Madison Avenue, New York, NY 10179); or Merrill Lynch, Pierce, Fenner & Smith Incorporated (phone: 800-294-1322, email: dg.prospectus_requests@baml.com, 222 Broadway, 11th Floor, New York, New York 10038, Attn: Prospectus Department).

Thomson Reuters Corporation
Final Pricing Term Sheet – 5.65% Notes due 2043

Issuer:	Thomson Reuters Corporation

CUSIP/ISIN:	884903BP9/US884903BP96

Security Type:	SEC Registered

Principal Amount:	$350,000,000

Maturity Date:	November 23, 2043

Coupon:	5.65%

Public Offering Price:	98.046%

Yield to Maturity:	5.788%

Spread:	+195 basis points

Benchmark Treasury:	UST 2.875% due May 15, 2043

Treasury Yield/Price:	3.838/83-02+

Trade Date:	November 14, 2013

Settlement Date:	November 21, 2013 (T+5)

Interest Payment Dates:	May 23 & November 23, commencing May 23, 2014

Optional Redemption:
Prior to May 23, 2043 (six months prior to the maturity date), the thirty-year notes will be redeemable in whole or in part at any time, at the Company’s option, at a redemption price equal to the greater of (i) 100% of the principal amount of such notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest thereon (exclusive of interest accrued to the redemption date) discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 30 basis points, together with accrued interest thereon to the redemption date.  Interest will be calculated on the basis of a 360-day year consisting of 12 30-day months.

In addition, on or after May 23, 2043 (six months prior to the maturity date), the thirty-year notes will be redeemable in whole or in part, at the Company’s option, at a Redemption Price equal to 100% of the principal amount of such Notes, together with the accrued interest thereon to the redemption date.

Joint Bookrunning Managers:	Barclays Capital Inc. Goldman, Sachs & Co. J.P. Morgan Securities LLC Merrill Lynch, Pierce, Fenner & Smith Incorporated

Senior Co-Managers:	Deutsche Bank Securities Inc. Morgan Stanley & Co. LLC RBS Securities Inc.

Co-Managers:	BMO Capital Markets Corp. Citigroup Global Markets Inc. HSBC Securities (USA) Inc. RBC Capital Markets, LLC Standard Chartered Bank TD Securities (USA) LLC Wells Fargo Securities, LLC

This communication is intended for the sole use of the person to whom it is provided by us.

We expect that delivery of the notes will be made against payment therefor on or about the settlement date specified above, which will be the fifth business day following the date of this term sheet.  Under Rule 15c6-1 of the Securities and Exchange Commission (the “SEC”) under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise.  Accordingly, purchasers who wish to trade the notes on the date of this term sheet or the following business day will be required, by virtue of the fact that the notes initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement.  Purchasers of the notes who wish to trade the notes on the date hereof or the following business day should consult their own advisor.

The Issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates.  Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering.  You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov.  Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by contacting:  Barclays Capital Inc. (phone: +1 888.603.5847; c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717); Goldman, Sachs & Co. (Prospectus Department, 200 West Street, New York, NY 10282, telephone: 1-866-471-2526, facsimile: 212-902-9316 or by emailing prospectus-ny@ny.email.gs.com); J.P.Morgan Securities LLC (phone: +1 212.834.4533; 383 Madison Avenue, New York, NY 10179); or Merrill Lynch, Pierce, Fenner & Smith Incorporated (phone: 800-294-1322, email: dg.prospectus_requests@baml.com, 222 Broadway, 11th Floor, New York, New York 10038, Attn: Prospectus Department).